As filed with the Securities and Exchange Commission on April 30, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GLYECO, INC.
(Exact Name of Registrant as Specified in Its Charter)
Nevada	45-4030261
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
4802 East Ray Road, Suite 23-196 Phoenix, AZ	85044
(Address of Principal Executive Offices)	(Zip Code)
Third and Amended and Restated 2007 Stock Incentive Plan (Full title of the plan) John Lorenz 4802 East Ray Road, Suite 23-196 Phoenix, AZ 85044
(Name and address of agent for service)
(866) 960-1539
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $0.0001 per share	6,543,436	$1.82	$11,909,053.52	$1,364.78

(1)
Estimated in accordance with Rule 457(c) and (h) of the Securities Act of 1933 as amended, solely for the purposes of calculating the registration fee based on the closing sales price of the Registrant’s Common Stock on April 24, 2012, a date within five (5) days prior to the date of filing of this Registration Statement, as reported by the OTC Bulletin Board.

(2)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

 EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) relates to 6,543,436 shares of common stock, par value $0.0001 per share  (the “Common Stock”), of GlyEco, Inc., a Nevada corporation (“GlyEco” or the “Company”) issuable under the Company’s Third Amended and Restated 2007 Stock Incentive Plan (the “Plan”).

This Registration Statement contains two parts. The first part contains a “Reoffer” Prospectus prepared in accordance with Part I of Form S-8 (in accordance with Section C of the General Instructions to Form S-8), which covers reoffers and resales of “restricted securities” and/or “control securities” (as such terms are defined in Section C of the General Instructions to Form S-8) by certain of our stockholders, as more fully set forth therein. The second part of this Registration Statement contains information required in the Registration Statement pursuant to Part II of Form S-8.

Pursuant to General Instruction C of Form S-8, the Reoffer Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reofferings and re-sales of registered shares of Common Stock which have been issued upon the grants of Common Stock and/or options or rights to purchase shares of Common Stock to executive officers and directors of the Company.

PART I

ITEM 1. PLAN INFORMATION

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC,” or the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), and other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

GlyEco, Inc.
4802 East Ray Road, Suite 23-196
Phoenix, AZ 85044
(866) 960-1539
Attention: Alicia Williams Young
Secretary, Controller and VP of Internal Operations

REOFFER PROSPECTUS

GLYECO, INC.

6,543,436 Shares of Common Stock

PART I

This Reoffer Prospectus relates to the offer and sale of up to 6,543,4336  shares of common stock, par value $0.0001 per share (the “Common Stock”), of GlyEco, Inc., a Nevada corporation (“GlyEco,” the “Company,” “we,” “us,” “our” and similar terms), from time to time by selling stockholders. The Common Stock is issuable upon the exercise of certain options, stock appreciation rights or from stock awards granted to the selling stockholders from time to time under our Third Amended and Restated 2007 Stock Incentive Plan (the “Plan”).

Our Common Stock is traded on the Over-The-Counter Bulletin Board (OTCBB) under the symbol “GLYE.” On April 30, 2012, the closing price of a share of our Common Stock was $2.69 per share.

We will not receive any of the proceeds from the sales of the Common by the selling stockholders. The Common Stock may be sold from time to time by the selling stockholders either directly in private transactions, or through one or more brokers or dealers, or any other market or exchange on which the common stock is quoted or listed for trading, at such prices and upon such terms as may be obtainable. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Upon any sale of the Common Stock by a selling stockholder and participating agents, brokers, dealers or market makers, they may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

No underwriter is being utilized in connection with this offering. We will pay all expenses incurred in connection with this offering and the preparation of this Reoffer Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Reoffer Prospectus is April 30, 2012.

PROSPECTUS SUMMARY

The following is a brief summary of certain information contained elsewhere in this Reoffer Prospectus or incorporated in this Reoffer Prospectus by reference.  This summary is not intended to be a complete description of the matters covered in this Reoffer Prospectus and is qualified in its entirety by reference to the more detailed information contained or incorporated by reference in this Reoffer Prospectus.  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, incorporated by reference into this prospectus, contains information about us, including audited financial statements for our fiscal year ended December 31, 2011.  Please refer to the Annual Report and all of our subsequent reports filed with the U.S. Securities and Exchange Commission for additional information. Unless otherwise referred to herein, terms such as the “Company,” “GlyEco,” “we,” “us,” “our” and similar terms refer to GlyEco, Inc., a Nevada corporation and its subsidiaries.

Company Overview

We are a green chemistry company formed to roll-out our proprietary and patent pending glycol recycling technology that transforms waste glycols, a hazardous material, into profitable green products.   Our technology, branded GlyEco Technology™, is a breakthrough patent pending processing system and green chemistry solution that enables businesses to handle the removal of their hazardous waste glycol in a responsible and environmentally safe manner.  Our unique technology transforms hazardous materials into profitable green products.

Glycols are man-made liquid chemicals derived from crude oil and natural gas. They are made from nonrenewable and limited natural resources. As a base chemical, they are produced in massive quantities and used in many industrial applications. Glycol is used as a raw material in five industries: HVAC (Heating, Ventilation and Air Conditioning), Textiles, Automotive, Airline and Medical. Glycols are in the heat transfer fluids used to warm and cool buildings; to create polyester fiber for fabrics and plastic containers (including water bottles); to produce antifreeze for vehicles engines and aircraft deicing fluids used at airports. The gaseous component of this chemical is also used for equipment sterilization in the medical industry. During use in these industries, the glycol becomes contaminated with impurities.

Our GlyEco Technology™ can recycle waste glycol from all five industries to the ASTM E1177 Type I standard, a purity level equivalent to refinery-grade glycol (i.e. virgin grade) (“Type I”).  Competitors generally recycle waste glycols from only one or two of the five industries and most competitors can recycle waste glycol at best to an ASTM E1177 Type II standard (“Type II”), a standard allowing more impurities than Type I—which is unacceptable to many customers and industries.  Additionally, ultra-pure GlyEco Certified®, our recycled glycol material, can be produced at a cost advantage ranging between 20-50% lower than commonly used recycling methods.

World-wide consumption for refinery produced ethylene glycol is over 5 billion gallons per year, with growth expected to exceed 350 million gallons every year for the next decade (Source: ICIS Chemical News). Demand in China exceeds supply and currently tops 2.1 billion gallons each year. The United States consumes over 700 million gallons of ethylene glycol each year. Demand continues to exceed supply for ethylene glycol, largely because of explosive growth in poly fiber manufacturing to make clothing, plastic containers and plastic beverage bottles. This growth trend is expected to continue well into the future.

GlyEco Technology™ ensures consistently clean, uniform quality recycled glycols with independent lab testing to document results. Our recycled materials are proven to meet or exceed ASTM (www.astm.org) purity standards. The process cleans the five major types of hazardous waste glycols to a superior level of purity, and allows our customers to utilize recycled glycols as a more sustainable resource. Since most polluted glycol is disposed of in our surface waters - which can have devastating results for aquatic life - the GlyEco Technology™ solution gives our customers a way to reduce waste while caring for the environment at no additional cost to them.

The Company has assembled a group of accomplished managers each of whom has more than 20 years’ experience in their field of expertise. This talented team includes business owners and c-level managers from the solid waste, chemical engineering and glycol recycling industries. They provide disposal clients with documented compliance with EPA Hazardous Waste Manifest System and all State and Local regulations, protecting both our environment and their business partners.

Company History

On November 21, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GRT Acquisition, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Global Recycling Technologies, Ltd., a Delaware corporation and privately-held operating subsidiary (“Global Recycling”), pursuant to which we effected a reverse triangular merger (the “Merger”) intended to constitute a tax-free reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended. The Merger was effective on November 28, 2011 upon the filing of a Certificate of Merger with the Secretary of State of Delaware. Upon the consummation of the Merger, the Company ceased being a shell company and the business and operations of Global Recycling became the primary business of the Company.  Also upon on the consummation of the Merger, the Company’s management and Board of Directors resigned and were replaced by Global Recycling’s management and Board of Directors and appointees thereof.

On January 9, 2012, Global Recycling merged with and into the Company and the Company assumed the contracts of Global Recycling and the Company assumed the contracts and obligations of Global Recycling.

Pursuant to the Merger Agreement, the Company assumed the Plan and the obligations thereunder.

About Global Recycling & Our Current Business Strategy

In July 2009, Global Recycling entered into an agreement (“West Virginia Agreement”) with DTC Services, Inc. (“DTC”) to recycle glycol at its facility in West Virginia (“West Virginia Facility”).  Currently, we process approximately 40,000 to 80,000 gallons of Type II glycol per month through the West Virginia Facility owner, and to date, we have recycled approximately 2 million gallons of waste glycol.  The West Virginia Agreement provides that the West Virginia Facility owner will process glycol sourced by us to agreed upon specifications, delivery terms, scheduling, and pricing.  The West Virginia Agreement automatically extends for successive one year periods, unless it is terminated by either party upon at least 60 days’ notice given prior to the end of that one-year term.  In the fourth quarter of 2010, C&C Environmental Services (“C&C”) acquired the West Virginia Facility from DTC. We continue to source waste glycol for processing by C&C at the West Virginia Facility without a formal written agreement under the same terms as the original West Virginia Agreement.  If this arrangement was terminated by C&C or any future owner of the West Virginia Facility, we believe other facilities would be available to us to process waste glycol.

During our time processing glycol, we have received waste glycol from a variety of sources—including MEGlobal (a joint venture established in 2004 between Dow Chemical and Petrochemical Industries Company of Kuwait), MEGlobal Canada, DAK Americas, and Performance Fibers.  The price of waste glycol depends on the quality of its chemical composition.  At times, we pay a de minimis amount per gallon.  We do not have any contracts with suppliers and each order is placed on a case-by-case basis.  The West Virginia Facility is located next to a railroad line, and the vast majority of feedstock is delivered by rail car, although some feedstock is delivered by truck.

Our immediate business strategy is to continue operations at the West Virginia Facility while constructing or retrofitting a Type I facility capable of implementing our GlyEco Technology TM.  We are considering several sites for the Type I facility, including the West Virginia Facility and a facility in New Jersey (the “New Jersey Facility”), as discussed below, and others.   Upon completion of construction or the retrofit, we anticipate to quickly ramp up our volumes and project to produce 6.5 million gallons in Year 1 of operations and 14 million gallons in Year 5 of operations.

In addition to the Type I facility, we are in the process of acquiring and creating strategic alliances with companies controlling waste glycol.  In the United States, we have non-binding letters of intent with three companies to acquire their glycol recycling businesses, and we are in discussions with several other companies to acquire their glycol recycling businesses.

Full Circle Manufacturing

On March 16, 2012, the Company entered into a preliminary agreement (the “FCM Preliminary Agreement”) with Full Circle Manufacturing Group, Inc., a New Jersey corporation (“FCM”), pursuant to which the Company has agreed to purchase from FCM all of its assets, including FCM’s equipment, processing agreements, and associated goodwill in consideration for an aggregate purchase price of $6 million ($6,000,000) consisting of 2 million (2,000,000) shares of the Company’s unregistered common stock (valued at $1.00 per share) and $4 million ($4,000,000) in cash.

Pursuant to the FCM Preliminary Agreement, the Company also agreed to lease an approximately 174,000 square foot property (the “Property”) currently owned and occupied by FCM for a period of 10 years at a monthly rent ranging from $39,555 to $43,950, depending upon the fair market rental value of the Property and the Company’s tank storage needs. The Property is located in Elizabeth, New Jersey and the Company intends to use the Property as a production facility for the processing of glycol.

The consummation of the acquisition of the Assets and lease of the Property by the Company is subject to the Company’s completion of its due diligence investigation and audit by May 14, 2012, to its satisfaction, and upon the Company’s successful completion of a $7 million private placement or other funding on or before June 30, 2012. The FCM Preliminary Agreement is intended to create a binding obligation to purchase and sell the assets of FCM subject to the conditions stated, but the FCM Preliminary Agreement contemplates completion of a more comprehensive Purchase Agreement and that Purchase Agreement will supersede the terms of the FCM Preliminary Agreement if it is entered into. There can be no assurance that the conditions will be met, that the further Purchase Agreement will be completed, and if not, that the FCM Preliminary Agreement would be sufficient on its own to consummate the transaction.

MMT Technologies, Inc.

On March 22, 2012, the Company entered into a preliminary agreement (the “MMT Preliminary Agreement”) with MMT Technologies, Inc., a Florida corporation (“MMT”). MMT is in the business of processing and recycling used anti-freeze.

Pursuant to the MMT Preliminary Agreement, the Company has agreed to purchase MMT’s business and all of its assets, free and clear of any liabilities or encumbrances, upon the following transaction terms:

1.
A purchase price of $333,000 (the “Purchase Price”), consisting of $100,000 in cash and 233,000 shares of unregistered common stock of the Company (valued at $1.00 per share and subject to adjustment as stated below), based on the following asset values:

a.	$215,000 for MMT’s equipment, vehicle, and field assets valued at $215,000;
b.	$100,000 for MMT’s adjusted EBITDA average for 2010 and 2011 of $100,000/year;

c.	$20,000 for MMT’s Accounts Receivable less ninety (90) days minus Accounts Payable (estimated to be $20,000)

2.
MMT’s President, Otho N. Fletcher, Jr., will assume the role as General Manager of the Company’s acquisition subsidiary, serving at the discretion of the Board of Directors of the Company for an agreed upon base salary, vehicle allowance and bonus structure.

3.
The Company shall lease an approximately 6,000 square foot property (the “Property”) currently owned and occupied by MMT and located in Lakeland, Florida, for a period of five (5) years for a monthly rent of $2,500.

4.
The number of shares of the Company’s common stock included in the Purchase Price shall be subject to adjustment to reduce any costs incurred by the Company in connection with an audit of MMT (approximately $25,000) and any adjustments to working capital or to EBITDA as a result of such audit.

The MMT Preliminary Agreement is intended to create a binding obligation between the Company and MMT. The MMT Preliminary Agreement contemplates the completion of a more comprehensive Asset Purchase Agreement and a closing on or before May 31, 2012. Such Asset Purchase Agreement, if any, will supersede the terms of the MMT Preliminary Agreement. There can be no assurance that the conditions will be met, that a definitive Asset Purchase Agreement will be completed, and if not, that the MMT Preliminary Agreement would be sufficient on its own to consummate the transaction.

Evergreen Recycling Co, Inc.

On April 11, 2012, the Company entered into a preliminary agreement (the “Evergreen Preliminary Agreement”) with Evergreen Recycling Co., Inc., an Indiana corporation engaged in the business of processing and recycling used anti-freeze (“Evergreen”).

Pursuant to the Evergreen Preliminary Agreement, the Company has agreed to purchase all of the assets and business of Evergreen, free and clear of any liabilities or encumbrances, based upon the following transaction terms:

1.             A purchase price of $80,000, consisting of 40,000 shares of unregistered Common Stock of the Company, valued at $1 per share and $40,000 in cash, based on the following asset valuations:

a.	Evergreen’s equipment, vehicles, and field assets valued at $35,000;
b.	Evergreen’s accounts receivable less than 90 days minus accounts payable, estimated to be $10,000;
c.	$15,000 cash on hand in the bank at the time of closing for working capital; and
d.	EBIT valued at $20,000.

2.             Thomas Shiveley, the President of Evergreen, will assume the role of General Manager of the Company’s acquisition subsidiary, serving at the discretion of the Board of Directors of the Company for an agreed upon base salary and bonus structure.

3.             The Company shall lease an approximately 15,000 square foot property currently occupied by Evergreen located in Indianapolis, Indiana for a period of five years at a rate to be agreed upon by the parties based upon the current fair values in the immediate vicinity for comparable properties. The Company intends to use the Property to recycle used glycols and manufacture/distribute glycol based products such as antifreeze.

            The Evergreen Preliminary Agreement is intended to create a binding obligation between the Company and Evergreen.  The Evergreen Preliminary Agreement contemplates the completion of a more comprehensive Asset Purchase Agreement by April 30, 2012 and a closing on or before June 30, 2012. Such Asset Purchase Agreement, if any, will supersede the terms of the Preliminary Agreement.  There can be no assurance that the conditions will be met, that a definitive Asset Purchase Agreement will be completed, and if not, that the Preliminary Agreement would be sufficient on its own to consummate the transaction.

International

Internationally, we are in varying stages of development with waste collectors and polyester companies.  We have a non-binding letter of intent with a large European waste collector to recycle all of its waste glycol.  Additionally, we are in discussions with two large polyester manufacturing companies in China and Mexico to recycle their waste glycol. We have made additional inroads with sources of waste glycol in the Eurozone, Brazil, Argentina, India, Vietnam, Thailand, and the Philippines.  Final definitive terms have not been established as of yet on any of the aforementioned letters of intent and there can be no assurances that any will be reached or that any transaction will be consummated.

 Acquisition of Recycool, Inc.

On January 4, 2012, the Company acquired Recycool, Inc., a Minnesota corporation (“Recycool”), pursuant to an Asset Purchase Agreement, dated December 16, 2011, as amended (the “Recycool Agreement”), by and among the Company, Recycool, the stockholders of Recycool (collectively, the “Selling Principals”), and GlyEco Acquisition Corp #1, an Arizona corporation and wholly-owned subsidiary of the Company (“Acquisition Sub”) in consideration for an aggregate of 543,750 shares of restricted Common Stock of the Company.

Recycool operates a business located in Minneapolis, Minnesota, relating to processing used glycol streams, primarily used antifreeze, and selling glycol as remanufactured product, including the collection and distribution businesses relating thereto.

Pursuant to the Recycool Agreement, the Company (through Acquisition Sub) acquired the business and all of the assets, with the exception of the Excluded Assets (as defined in the Recycool Agreement), and properties of Recycool, including, without limitation, Recycool’s personal property, inventory, intangible property, contractual rights, books and records, intellectual property, accounts receivable, goodwill and any and all other assets, properties, rights, or other interests of Recycool, tangible or intangible, used in connection with the assets or the business. Acquisition Sub did not assume any of the liabilities of Recycool other than that certain lease agreement, dated September 1, 2000, and amendments thereto, by and between Recycool and Bolger Building Partnership, L.L.P. (as the Lessor) pursuant to which Recycool leases warehouse space in Minneapolis, MN.

Executive Offices

Our principal executive offices are located at 4802 East Ray Road, Suite 23-196, Phoenix, Arizona 85044.  Our telephone number at that office is (866) 960-1539.

THE OFFERING

Common Stock being offered by Selling Stockholders:	Up to 6,543,436 shares of common stock.

Use of Proceeds:
We will not receive any proceeds from the sale of our Common Stock by the selling stockholders. We would, however, receive proceeds upon the exercise of warrants and options received under the Plan. Any cash proceeds will be used by us for working capital and general corporate purposes.

Risk Factors:
The securities offered by this prospectus are speculative and involve a high degree of risk. Investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 11.

OTCBB Symbol:	GLYE

RISK FACTORS

An investment in the our Common Stock offered hereby is highly speculative, involves a high degree of risk and should be considered only by those persons who are able to afford a loss of their entire investment. In evaluating us and our business, prospective investors should carefully consider the following factors, in addition to the other information contained in this Reoffer Prospectus.

Risks Related to Our Business and Financial Condition

Going Concern. At December 31, 2011, we had $577,127 in cash on hand and we do not currently have enough capital to sustain our operations for the next 12 months.  In their audit report for the fiscal year ended December 31, 2011, our auditors have expressed their substantial doubt as to the Company’s ability to continue as a going concern. As of December 31, 2011, the Company has yet to achieve profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. Our plans to address these matters include, raising additional financing through offering its shares of capital stock in private and/or public offerings of its securities and through debt financing if available and needed. We might not be able to obtain additional financing on favorable terms, if at all, which could materially adversely affect our business and operations.

Our Preliminary Agreements to acquire Full Circle Manufacturing, MMT Technologies, Inc. and Evergreen Recycling, Inc. may not be enforceable.  The Preliminary Agreements we entered into with and Full Circle Manufacturing, MMT Technologies, Inc. and Evergreen Recycling, Inc. are intended to be binding obligations.  We intend to enter into more comprehensive definitive asset purchase agreements.  There can be no assurances that the Preliminary Agreements will be enforceable or that more comprehensive definitive agreements will be completed.  If the transactions evidenced by the Preliminary Agreements are not consummated as planned, this may have a negative impact on our business plans, our stock price and your investment.

If we are unable to obtain additional funding, our business operations will be harmed and if we do obtain additional financing, then existing stockholders may suffer substantial dilution.   We presently do not have sufficient funds to continue with our business strategy and are operating in a scaled-down mode with insufficient funds to continue long-term without additional funding.  We may require additional funds to sustain our operations and institute our business plan.   We anticipate incurring monthly operating expenses, which includes compensation to be paid to executives, additional employees, and consultants, and legal and accounting costs, at an approximate amount of $50,000 per month, for an indefinite period of time.

Additional capital will be required to effectively support our operations and to otherwise implement our overall business strategy.  Even if we do receive additional financing, it may not be sufficient to sustain or expand our development operations or continue our business operations.  We do not have any contracts or commitments for additional funding, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our development plans. Any additional equity financing may involve substantial dilution to our then existing stockholders.

We have a limited operating history, and our business model is new and unproven, which makes it difficult to evaluate our future prospects.   Because of our limited history, our proposed operations are subject to all of the risks inherent in a new business enterprise.  We have had limited revenues to date on which to base an evaluation of our business and prospects.  Although our management has experience operating various businesses, there can be no assurance that we will perform in a manner similar to prior projects owned or operated by our management.  In addition, such other businesses’ prior performance is not necessarily indicative of the results that may be experienced by our Company or our stockholders with respect to an investment in our securities.  The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the startup of new businesses and the environment in which we will operate.  Some of these risks relate to the potential inability to:

•	remain informed of and maintain compliance with federal, state, local, and foreign government regulations;

•	acquire a sufficient number of customers and generate adequate revenue to achieve profitability;

•	overcome resistance to change by customers; and

•	adapt to rapid technological changes and trends in the glycol recycling industry through research and development.

As a result of our limited operating history, our plan for growth, and the competitive nature of the markets in which we plan to compete, financial projections would be of limited value in anticipating future revenue, capital requirements, and operating expenses.  Further, our planned capital requirements and expense levels are difficult to forecast accurately due to our current stage of development.  To the extent that these expenditures precede or are not rapidly followed by a corresponding increase in revenue or additional sources of financing, our business, operating results, and financial condition may be materially and adversely affected.

            If we cannot protect our intellectual property rights, our business and competitive position will be harmed.  Our success depends, in large part, on our ability to obtain and enforce our patent, maintain trade-secret protection and operate without infringing on the proprietary rights of third parties. Litigation can be costly and time consuming. Litigation expenses could be significant. In addition, we may decide to settle legal claims, including certain pending claims, despite our beliefs on the probability of success on the merits, to avoid litigation expenses as well as the diversion of management resources. We anticipate being able to protect our proprietary rights from unauthorized use by third parties to the extent that such rights are covered by a valid and enforceable patent.  We filed an application for a provisional patent for our GlyEco Technology™ processes on August 29, 2011, with the United States Patent and Trademark Office (the “Patent”).  Our potential patent position involves complex legal and factual questions and, therefore, enforceability cannot be predicted with certainty.  Moreover, if a patent is awarded, our competitors may infringe upon our  patent or trademarks, independently develop similar or superior products or technologies, duplicate our designs, trademarks, processes or other intellectual property or design around any processes or designs on which we have or may obtain patent or trademark protection. In addition, it is possible that third parties may have or acquire other technology or designs that we may use or desire to use, so that we may need to acquire licenses to, or to contest the validity of, such third-party patents or trademarks. Such licenses may not be made available to us on acceptable terms, if at all, and we may not prevail in contesting the validity of such third-party rights.

Any patent application may be challenged, invalidated, or circumvented.  One way a patent application may be challenged outside the United States is for a party to file an opposition.  These opposition proceedings are increasingly common in the European Union and are costly to defend.  To the extent we would discover that our Patent may infringe upon a third party’s rights, the continued use of the intellectual property underlying our Patent would need to be reevaluated and we could incur substantial liability for which we do not carry insurance.  We have not obtained any legal opinions providing that the technology underlying our Patent will not infringe upon the intellectual property rights of others.

We expect to grow through acquisitions, which could dilute our existing stockholders. As part of our business strategy, we expect to acquire other businesses and technologies. In connection with these acquisitions, we may issue a substantial number of shares of our Common Stock as transaction consideration and also may incur significant debt to finance the cash consideration used for our acquisitions. We may continue to issue equity securities for future acquisitions, which would dilute existing stockholders, perhaps significantly depending on the terms of such acquisitions. We may also incur additional debt in connection with future acquisitions, which, if available at all, may place additional restrictions on our ability to operate our business.

Our ability to realize the anticipated benefits of our acquisitions will depend on successfully integrating the acquired businesses.  We expect future acquisitions to require substantial integration and management efforts. Acquisitions of this nature involve a number of risks, including:

•	difficulty in transitioning and integrating the operations and personnel of the acquired businesses;

•	potential disruption of our ongoing business and distraction of management;

•
potential difficulty in successfully implementing, upgrading and deploying in a timely and effective manner new operational information systems and upgrades of our finance, accounting and product distribution systems;

•	difficulty in incorporating acquired technology and rights into our products and technology;

•	potential difficulties in completing projects associated with in-process research and development;

•	unanticipated expenses and delays in completing acquired development projects and technology integration;

•	management of geographically remote business units both in the United States and internationally;

•	impairment of relationships with partners and customers;

•	assumption of unknown material liabilities of acquired companies;

•	customers delaying purchases of our products pending resolution of product integration between our existing and our newly acquired products;

•	entering markets or types of businesses in which we have limited experience; and

•	potential loss of key employees of the acquired business.

As a result of these and other risks, if we are unable to successfully integrate acquired businesses, we may not realize the anticipated benefits from our acquisitions. Any failure to achieve these benefits or failure to successfully integrate acquired businesses and technologies could seriously harm our business.

Litigation brought by third parties claiming infringement of their intellectual property rights or trying to invalidate intellectual property rights owned or used by us may be costly and time consuming.  We may face lawsuits from time to time alleging that our products infringe on third-party intellectual property, and/or seeking to invalidate or limit our ability to use our intellectual property. If we become involved in litigation, we may incur substantial expense defending these claims and the proceedings may divert the attention of management, even if we prevail. An adverse determination in proceedings of this type could subject us to significant liabilities, allow our competitors to market competitive products without a license from us, prohibit us from marketing our products or require us to seek licenses from third parties that may not be available on commercially reasonable terms, if at all.

We have not yet produced glycol meeting virgin quality standards in large commercial volumes.  Our ability to produce virgin quality glycol from recycled glycol is a key assumption in having a competitive advantage over other glycol recyclers.  To date, we have not yet produced virgin quality glycol in the large volumes that will be needed to achieve our business plan objectives.  Although we have produced such quality glycol in limited test volumes (e.g., a pilot level of approximately 350,000 gallons), we can provide no assurance that we will be successful in producing large production volumes necessary to achieve our business objectives.  If our GlyEco Technology™ fails to produce glycol at the quality levels projected by our Company, we may not benefit from any competitive advantage over our competitors.

Our business plan and our growth rely on being able to procure significant waste glycol.  To meet our volume growth target of six to seven million gallons over the next two years, we must acquire approximately nine to ten million gallons of waste glycol per year (at an average ethylene glycol concentration of 65.0% to 70.0%), or we must obtain other glycol containing waste or byproduct streams.  Although we believe that waste glycol in excess of the quantities that we will need to support our growth will be available, we cannot be certain that we will be able to obtain such quantities.  Any failure to obtain such quantities could have a material adverse effect on our business, prospects, or financial results.

Our inability to obtain other raw materials, component parts, and/or finished goods in a timely and cost-effective manner from suppliers would adversely affect our ability to process glycol.   We purchase raw materials and component parts from suppliers to be used in the processing of our products.  In addition, we purchase certain finished goods from suppliers.  Changes in our relationships with suppliers or increases in the costs of purchased raw materials, component parts, or finished goods could result in processing interruptions, delays, inefficiencies, or our inability to market products.  In addition, our profit margins would decrease if prices of purchased raw materials, component parts, or finished goods increase and we are unable to pass on those increases to our customers.

We do not have a binding agreement with the West Virginia Facility.  We continue to process glycol in the same manner as under the prior agreement at the West Virginia Facility.  If we and the West Virginia Facility cannot agree to specifications, delivery terms, scheduling, and pricing that are commercially reasonable to both parties, we may not be able to continue processing Type II glycol at the West Virginia Facility. If the processing arrangement is terminated with the owner of the West Virginia Facility, we believe there are other facilities where we could contract to process waste glycol.    However, we can provide no assurance that we would not experience delays (or complete cessation) or our ability to process glycol until we can enter into new arrangements with another facility, if at all.  Any delay or cessation of our ability to process glycol would have an adverse effect on our ability to produce revenue to achieve our business plans.

Our failure to keep pace with technological developments may adversely affect our operations and financial results.   We are engaged in an industry which will be affected by future technological developments.  The introduction of products or processes utilizing new technologies could render our existing products or processes obsolete or unmarketable.  Our success will depend upon our ability to develop and introduce, on a timely and cost-effective basis, new products, processes, and applications that keep pace with technological developments and address increasingly sophisticated customer requirements.  We may not be successful in identifying, developing, and marketing new products, applications, and processes and product or process enhancements.  We may experience difficulties that could delay or prevent the successful development, introduction, and marketing of product or process enhancements or new products, applications, or processes.  Our products, applications, or processes may not adequately meet the requirements of the marketplace and achieve market acceptance.  Our business, operating results, and financial condition could be materially and adversely affected if we were to incur delays in developing new products, applications, or processes or product or process enhancements or if our products do not gain market acceptance.

We may face significant competition.  Currently, there are approximately 25 to 30 small and mid-sized companies throughout North America that recycle glycol, antifreeze, and/or other glycol-based liquids.  None of these companies presently are dominant in the industry and the industry is generally fragmented and in a preliminary stage of development.  However, there can be no assurance that large, well-recognized companies with substantial resources and established relationships will not enter into our market and compete with us.  Although we believe it to be an unlikely scenario, it is possible that a group will attempt to purchase multiple glycol recycling companies as part of an overall roll-up business strategy.  Additionally, potential competitors may have greater financial, technical, marketing, and sales resources that will permit them to (i) react more quickly to emerging product and service offerings and changes in customer requirements, and (ii) devote greater resources to the development, promotion, and sale of competing products or services.  Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share.

We have little control over the prices that we plan to charge for our products.  The prices of glycol are currently high.  The primary force driving these high prices is a tight world-wide supply/demand balance and a shortage of supply/capacity in the United States.  We expect that new plants throughout the world may be opened in 2012 for virgin glycol production.  We expect that these new plants will return supply/demand to a reasonable balance.  Accordingly, we expect that the prices that we will be able to charge for our products will decline over time, which could reduce our revenues and adversely affect our profitability.  Additionally, if our products gain acceptance and attract the attention of competitors, we may experience pressure to decrease the prices we charge for our products, which could adversely affect our revenue and our gross margin.  If we are unable to offer our products at acceptable prices, or if we fail to offer additional products with sufficient profit margins, our revenue growth will slow, our margins may shrink, and our business and financial results will suffer.

Due to the rising cost of ethylene glycol, many antifreeze producers are evaluating base fluids other than ethylene glycol.  The primary candidate is glycerine.  Glycerine is becoming more available in the market because it is a by-product of bio-diesel fuel production, which is growing rapidly in the United States.  Glycerine has properties similar to those of ethylene glycol when it is diluted with water, as in antifreeze. Major changes would have to be made in the industry if it were to shift to an all glycerine base fluid.  If such other base fluids, like glycerine, become accepted in the marketplace, competition could increase, demand could fall, and our prices could be adversely affected.  Accordingly, if such a situation occurs, our revenue growth will slow, our margins will shrink, and our business and financial results will suffer.

Environmental, health and safety requirements could expose us to material obligations and liabilities and affect our profitability.  We are subject to federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment, including those governing discharges to air and water, handling and disposal practices for solid and hazardous wastes, and occupational health and safety. The consequence for violating such requirements can be material. We have made and will continue to make capital and other expenditures to comply with environmental and health and safety requirements. In addition, if a release of hazardous substances occurs on or from our properties or any offsite disposal location where our wastes have been disposed, or if contamination from prior activities is discovered at any of our properties or third-party owned properties that we or our predecessors formerly owned or operated, we may be subject to liability arising out of such conditions and the amount of such liability could be material. Liability can include, for example, costs of investigation and cleanup of the contamination, natural resource damages, damage to properties and personal injuries.

If the use of our recycled glycol harms people, we could be subject to costly and damaging product liability claims.   We could face costly and damaging claims arising from applicable laws governing our products and operations.  Because our industry is highly regulated, if our products do not comply with regulatory requirements, we may be exposed to product liability risk.  Our product liability insurance may not cover all potential liabilities or may not completely cover any liability arising from any such litigation.  Moreover, we may not have access to liability insurance or be able to maintain the insurance on acceptable terms.

There is a secured lien on our provisional patent for GlyEco Technology™. Additionally, in connection with our outstanding obligations under the Convertible Note discussed above, we granted the holder a security interest in and lien on the most recent provisional patent for GlyEco Technology™, filed on August 29, 2011 (the “Patent”).  If we default on our obligations under the Convertible Note and the holder of the Convertible Note forecloses on the Patent, we could lose all rights in and to the Patent and such loss could have a material adverse effect upon our ability to achieve our objectives and to otherwise effectuate our business plan.

We may not be able to manage our growth.  We anticipate a period of significant growth as we effectuate our business plan.  This growth could cause significant strain on our managerial, operational, financial, and other resources.  Success in managing this expansion and growth will depend, in part, upon the ability of our management to manage effectively our growth.  Any failure to manage the proposed growth and expansion of our Company could have a material adverse effect on our business, prospects, or financial results.

A continued downturn in the United States economy could have a material adverse effect on our ability to effectuate our business plan and our financial results.   Our ability to achieve our goals depends heavily on varying conditions in the United States economy.  The United States economy is currently experiencing a prolonged downturn and there can be no assurance that the United States economy will emerge from such downturn and experience significant levels of growth in the near future.  Certain end-use applications for glycol experience demand cycles that are highly correlated to the general economic environment, which is sensitive to a number of factors outside of our control.  Additionally, the industrial markets in which we compete are subject to considerable cyclicality, and move in response to cycles in the overall business environment.  Therefore, downturns in the United States economy are likely to result in decreases in demand for our products.  A continued downturn or deepening of the downturn could decrease demand for our products or could otherwise adversely affect the prices at which we charge for recycled glycol.  Moreover, a continued downturn or deepening of the downturn in the specific areas of the economy in which we operate our business, could have a material adverse effect on ability to effectuate our business plan and our financial results.  We are not able to predict the timing, extent, and duration of the economic cycles in the markets in which we operate.

We are dependent upon our key personnel.  Our success is largely dependent upon the personal efforts and abilities of our management and certain other key personnel as the recycled glycol industry is complex.   We are substantially dependent upon the continued services of John Lorenz, our founder, and Chief Executive Officer.  As a director and our Chief Executive Officer, Mr. Lorenz will have significant authority to control our business strategy and our other business decisions.  The holders of any of our equity securities will have no right or power to take part in the management of our Company, unless required by applicable law or our governing documents.  Accordingly, no prospective investor should acquire any of our equity securities without being willing to entrust all aspects of the management of our Company to Mr. Lorenz.  Additionally, we are dependent upon Richard Geib, our Chief Technical Officer.  Mr. Geib is one of the members of our team who has significant contacts and experience in the recycled glycol industry.  As of the date of this Registration Statement, we have not entered into effective Employment Agreements with Messrs. Lorenz and Geib.  The loss of Messrs. Lorenz or Geib could have a material adverse effect on our results of operations and financial condition.  We intend to explore key-man insurance on such individuals, but we presently have no such insurance and there can be no assurance that such individuals are insurable or insurable at commercially reasonable rates.

Our ability to operate our Company effectively could be impaired if we fail to attract additional key personnel.  Our ability to operate our businesses and implement our strategies depends, in part, on the efforts of our management and certain other key personnel.  However, our future success will depend on, among other factors, our ability to attract and retain additional qualified personnel, including research professionals, technical sales professionals, and engineers.  Our failure to attract or retain these additional qualified personnel could have a material adverse effect on our business or business prospects.

Messrs. Lorenz and Geib have agreed to certain invention assignment and confidentiality restrictions that we may not be able to enforce.   Messrs. Lorenz and Geib are not parties to and are not restricted by any non-competition or non-solicitation agreement.  As the primary members of our management team, Messrs. Lorenz and Geib will be exposed to all of our confidential information and will develop all of our corporate strategies.  We cannot be certain that Messrs. Lorenz or Geib will not compete with our Company in the future.  Moreover, we cannot be certain that the invention assignment and confidentiality restrictions set forth in the nondisclosure agreements will be enforceable under applicable law.  Even if a dispute arises that is ultimately resolved in our favor, any litigation associated with such invention assignment, and confidentiality restrictions could be time consuming, costly, and distract our focus from effectuating our business plan.

We have engaged Mr. Fuld, who may attract negative publicity as a result of his employment with Lehman Brothers.   Mr. Fuld has been affiliated for the greater part of his career with Lehman Brothers, including serving as the Chief Executive Officer and Chairman of the Board of Directors when Lehman Brothers sought bankruptcy protection in 2008.  If Mr. Fuld suffers adverse publicity in connection with his prior association with Lehman Brothers, such events may reduce the effectiveness of Mr. Fuld’s endorsement of our Company and, in turn, adversely affect our revenue and results of operations.

Market regulation may affect our business plan.  We intend to conduct business in the glycol recycling industry in North America.  We are unable to predict changes in governmental regulations or policies that may influence or inhibit our ability to deliver compliant products and services to market.  The recycled glycol industry is highly regulated and is subject to changing political, regulatory, and other influences.  Forced changes through legislation and regulations adopted by United States, state, or foreign governmental agencies may disrupt our business processes and strategies.  Continued compliance with newly enacted rules and regulations could be costly and require complex changes in our products and operations.  We are unable to predict future rules or regulations with any certainty or to predict the effect they would have on our business, products, or services.  Accordingly, there is significant uncertainty concerning competitive pressures and the impact on our actual and prospective customers.  There can be no assurance that heightened or new regulations will not come into effect or that such regulation will not have a detrimental impact on our Company and our planned business.

Current uncertainty in the global financial markets and the global economy may negatively affect our financial results.  Current uncertainty in the global financial markets and economy may negatively affect our financial results. These macroeconomic developments could negatively affect our business, operating results or financial condition in a number of ways which, in turn, could adversely affect our stock price. A prolonged period of economic decline could have a material adverse effect on our results of operations and financial condition and exacerbate some of the other risk factors described herein. Our customers may defer purchases of our products, licenses, and services in response to tighter credit and negative financial news or reduce their demand for them. Our customers may also not be able to obtain adequate access to credit, which could affect their ability to make timely payments to us or ultimately cause the customer to file for protection from creditors under applicable insolvency or bankruptcy laws. If our customers are not able to make timely payments to us, our accounts receivable could increase.

In addition, our operating results and financial condition could be negatively affected if, as a result of economic conditions, either:

•	the demand for, and prices of, our products, licenses, or services are reduced as a result of actions by our competitors or otherwise; or

•	our financial counterparties or other contractual counterparties are unable to, or do not, meet their contractual commitments to us.

Certain conflicts of interests exist.  Certain persons or entities affiliated with the law firms that have acted as corporate counsel or securities counsel and accounting consultants to our Company, directly or indirectly, own shares of our capital stock and/or options or agreements to acquire shares of our capital stock.  Potential conflicts exist by virtue of these ownership positions by professional service providers.

Risks Related to our Common Stock

We have not paid cash dividends in the past and do not expect to pay cash dividends in the future. Any return on investment may be limited to the value of our Common Stock. We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant.

There is no active market for our Common Stock. One may never develop or if developed, be sustained and you could lose your investment in our Common Stock. Currently, our Common Stock is quoted on the OTC Bulletin Board under the symbol “GLYE”. Our Common Stock currently trades with little to no volume. There can be no assurance that any trading market will ever develop or be maintained on the OTC Bulletin Board. Any trading market that may develop in the future for our Common Stock will most likely be very volatile; and numerous factors beyond our control may have a significant effect on the market.

The failure to comply with the internal control evaluation and certification requirements of Section 404 of Sarbanes-Oxley Act could harm our operations and our ability to comply with our periodic reporting obligations. Our Company is subject to the reporting requirements of the Exchange Act. We are also required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002. This process may divert internal resources and will take a significant amount of time, effort and expense to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as outside auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to be compliant with Section 404. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results.

Efforts to comply with recently enacted changes in securities laws and regulations will increase our costs and require additional management resources, and we still may fail to comply.  As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on their internal controls over financial reporting in their annual reports on Form 10-K. In addition, in the event we become a non-accelerated filer, the independent registered public accounting firm auditing our financial statements would be required to attest to the effectiveness of our internal controls over financial reporting. Such attestation requirement by our independent registered public accounting firm would not be applicable to us until the report for the year ended December 31, 2012 at the earliest, if at all.  If we are unable to conclude that we have effective internal controls over financial reporting or if our independent registered public accounting firm is required to, but is unable to provide us with a report as to the effectiveness of our internal controls over financial reporting, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. To date, we do not believe that we have obtained the necessary expertise to comply with Section 404(a) of the Sarbanes-Oxley Act of 2002 and we may not have the resources to obtain expertise or to ensure compliance.

Our Common Stock is a “Penny Stock” under the rules of the SEC and the trading market in our securities will be limited, which makes transactions in our Common Stock cumbersome and may reduce the value of an investment in our Common Stock.   The Securities and Exchange Commission (“SEC”) has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

            In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock. In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Subscription Agreements from a previous offering are still outstanding.  Under a previous offering, there remain approximately 2-4 potential subscription agreements that have yet to be finalized.  The offer provided for accredited investors to purchase one Unit of common stock, for $1.00 per Unit with the option to include one 3-year common stock purchase warrant exercisable at $1.50 per share for each Unit purchased.  The number of potential Units remaining to be sold under this offering ranges from 800,000 to 1,500,000.  Further dilution could occur if these subscription agreements are finalized.

Future sales of our Common Stock in the public market could lower our stock price. We may sell additional shares of Common Stock in subsequent public or private offerings. We may also issue additional shares of Common Stock to finance future acquisitions. We cannot predict the size of future issuances of our Common Stock or the effect, if any, that future issuances and sales of shares of our Common Stock will have on the market price of our Common Stock. Sales of substantial amounts of our Common Stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our Common Stock.

NOTE REGARDING FORWARD LOOKING STATEMENTS

Included in this Reoffer Prospectus are “forward-looking” statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.” Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this Reoffer Prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

Any investment in our securities involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares which may be sold pursuant to this Reoffer Prospectus for the respective accounts of the selling stockholders. All such proceeds, net of brokerage commissions, if any, will be received by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution.” However, we will receive proceeds to the extent the shares of Common Stock which may be offered pursuant to this Reoffer Prospectus are issued pursuant o the exercise of stock options. If, and to the extent that, options are exercised, we will receive the exercise price of the options upon the exercise of the options. We will apply such proceeds, if any, for working capital and general corporate purposes. There is no assurance any of the options will be exercised.

SELLING STOCKHOLDERS

This Reoffer Prospectus relates to the shares of Common Stock that are being registered for resale by the selling stockholders listed below.  All of these shares were issued or are issuable pursuant to awards granted pursuant to the Plan.  The selling stockholders may resell any or all of these shares at any time they choose and from time to time, while this Reoffer Prospectus is effective.  The selling stockholders may also sell, transfer or otherwise dispose of some or all of their shares in transactions exempt from the registration requirements of the Securities Act.

As of April 30, 2012, we have issued options and warrants to purchase an aggregate of 3,717,606 shares of our Common Stock reserved under the Plan.

The following table sets forth the information as to the ownership of our securities by certain of the selling stockholders on April 30, 2012, at which time 23,951,991 shares of our Common Stock were outstanding.  As permitted by Form S-8, the table below does not include information for certain selling stockholders are non-affiliates of the Company and who hold less than 1,000 shares of Common Stock.

The number of shares in the column “Number of Shares Owned” represents the total number of shares that a selling stockholder currently owns or has the right to acquire within sixty (60) days of April 30, 2012. For the purposes of this prospectus, however, we have included all shares issuable under options and warrants granted under the Plan, whether or not all options and/or warrants have vested.  The number of shares in the columns “Number of Shares to be Offered” represent all of the shares that a selling stockholder may offer under this Reoffer Prospectus.  The table and footnotes assume that the selling stockholders will sell all of such shares.   However, because the selling stockholders may sell all or some of their shares under this Reoffer Prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholder after completion of any sales.  We do not know how long the selling stockholders will hold the shares before selling them.  Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this Reoffer Prospectus if and when necessary and required.  Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

	Number of		Number of	Number of	Percentage of
Name of	Shares		Shares to be	Shares Owned	Shares Owned
Selling Stockholder (1)	Owned		Offered (2)	After Offering	After Offering (3)

Executive Officers & Directors
John Lorenz -President, Chief Executive Officer and Chairman (Principal Executive Officer)	4,787,530	(4)	1,074,172	3,713,358	13.60%
Kevin J. Conner -Chief Financial Officer (Principal Financial and Accounting Officer)	75,000		75,000	-	-
Richard Geib -Chief Technical Officer	482,400		210,000	272,400	1.00%
James Flach -Director	375,000		50,000	325,000	1.19%
Michael Jaap -Director	126,000		100,000	26,000	*
William Miller -Director	1,370,000		350,000	1,020,000	3.74%
Alicia Williams -Secretary and Controller	465,040		250,000	215,040	*

Employees
Grant Sahag, Esq.	255,000		200,000	55,000	*
Todd I. Smith	1,180,000		300,000	880,000	3.22%

Consultants and Advisors (4)
Heidi Abdul	194,374		51,066	143,668	*
Janet Lynn Carnell	4,787,530	(6)	1,074,172	3,713,358	13.60%
Jonathan Coury	179,066		51,066	128,000	*
John Darcy	50,000		50,000	5,000	-
Richard Fuld	1,760,000		240,000	1,520,000	5.57%
Fred Gretsch	222,800		100,000	122,800	*
Michael Hool	1,714,270		300,000	1,414,270	5.18%
Brian Kloss	86,000		20,000	66,000	*
Jennifer Lefere	25,066		1,066	24,000	*
Eric Menkhus	98,026		46,066	51,960	*
Rick Opler	150,000		50,000	100,000	*
*Represents less than 1%.

(1)	Unless otherwise indicated, the address of each selling stockholder is c/o GlyEco, Inc., 4802 East Ray Road, Suite 23-196, Phoenix, AZ 85044.
(2)
Includes all Common Stock underlying awards granted pursuant to the Plan. Does not constitute a commitment to sell any or all of the stated number of shares of Common Stock.  The number of shares offered shall be determined from time to time by each selling stockholder at their sole discretion.

(3)	Based on 27,305,427 shares of Common Stock, assuming all of the shares of Common Stock being registered on behalf of the selling stockholders are sold.
(4)
Includes an aggregate of 3,286,668 shares of Common Stock beneficially held by Mr. Lorenz’s wife, Janet Lynn Carnell.  Pursuant to Section 13 of the Exchange Act, Mr. Lorenz is deemed to beneficially own shares of Common Stock held by his wife.

(5)
Includes an aggregate of 1,500,862 shares of Common Stock beneficially owned by Ms. Carnell’s husband, John Lorenz.  Pursuant to Section 13 of the Exchange Act, Ms. Carnell is deemed to beneficially own shares of Common Stock beneficially owned by her husband.

(6)
As required by Form S-8, the selling stockholders listed as “Consultants and Advisors” in this Reoffer Prospectus are (i) natural persons; (ii) received the awards granted to them by the Company under the Plan in consideration for bona fide services provided by them to them to the Company and its affiliates and (iii) such services were not rendered in connection with a sale of securities in a capital-raising transaction, nor do they directly or indirectly promote or maintain a market for the Company’s securities.

PLAN OF DISTRIBUTION

The shares of our Common Stock covered by this Reoffer Prospectus may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following, without limitation:

(a)	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by such broker or dealer or for its account pursuant to the Reoffer Prospectus, as supplemented;

(c)	ordinary brokerage transactions in which the broker solicits purchasers;

(d)	through options, swaps or derivatives;

(e)	in transactions to cover short sales;

(f)	privately negotiated transactions; or

(g)	in a combination of any of the above methods.

The selling stockholders may sell their shares of Common Stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares of Common Stock. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares of Common Stock, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of shares of Common Stock at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares of Common Stock at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire shares of Common Stock as principal may thereafter resell the shares of Common Stock from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with re-sales of the shares of Common Stock, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into such arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this Registration Statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling stockholders and sales to and through other broker-dealers or agents that participate with the selling stockholder in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Rule 144

In addition, any securities covered by this Reoffer Prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Reoffer Prospectus, as supplemented. Sales may also take place from time to time through brokers pursuant to pre-arranged sales plans intended to qualify under SEC Rule 10b5-1.

Regulation M

The selling stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular we will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of Common Stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;
2.	may not cover short sales by purchasing shares while the distribution is taking place; and
3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “institutional accredited investors.” The term “institutional accredited investor” refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501(a) of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

All expenses of registration of the common stock, other than commissions and discounts of underwriters, dealers or agents, shall be borne by us. As and when we are required to update this Reoffer Prospectus, we may incur additional expenses.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the shares of Common Stock being registered pursuant to this Registration Statement will be passed upon for the Company by The Sourlis Law Firm located in Red Bank, NJ.  Members of The Sourlis Law Firm own an aggregate of 310,000 shares of Common Stock of the Company. They did not, however, receive any of such shares in connection with this Registration Statement.

INCORPORATED OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Reoffer Prospectus, which means that we can disclose important information to you by referring to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for information superseded by this prospectus. This Reoffer Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC as of their respective filing dates. These documents contain important information about us and our finances.

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No.: 000-30396) filed with the Commission on April 16, 2012;
2.	Current Report on Form 8-K (File No.: 000-30396) filed by the Company with the Commission on January 10, 2012;
3.	Current Report on Form 8-K/A(File No.: 000-30396) filed by the Company with the Commission on January 10, 2012;
4.	Current Report on Form 8-K (File No.: 000-30396) filed by the Company with the Commission on January 10, 2012;
5.	Current Report on Form 8-K/A (File No.: 000-30396) filed by the Company with the Commission on January 18, 2012;
6.	Current Report on Form 8-K/A (File No.: 000-30396) filed by the Company with the Commission on February 9, 2012;
7.	Definitive Information Statement on Schedule 14C (File No.: 000-30396) filed by the Commission on March 16, 2012;
8.	Current Report on Form 8-K/A (File No.: 000-30396) filed by the Company with the Commission on March 16, 2012;
9.	Current Report on Form 8-K (File No.: 000-30396) filed by the Company with the Commission on March 22, 2012;
10.	Current Report on Form 8-K (File No.: 000-30396) filed by the Company with the Commission on March 27, 2012;
11.	Current Report on Form 8-K (File No.: 000-30396) filed by the Company with the Commission on March 28, 2012;
12.	Current Report on Form 8-K/A (File No.: 000-30396) filed by the Company with the Commission on April 2, 2012;
13.	Current Report on Form 8-K (File No.: 000-30396) filed by the Company with the Commission on April 5, 2012;
14.	Current Report on Form 8-K (File No.: 000-30396) filed by the Company with the Commission on April 16, 2012;
15.
A description of the Company’s Common Stock contained in Form 10 filed with the Commission on November 23, 1999, and as updated by Form 8-K (File No.: 000-30396) filed by the Company on November 28, 2012 and subsequently amended on January 18, 2012 and February 9, 2012; and

16.
All other documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We will provide without charge to each person to whom a copy of this Reoffer Prospectus has been delivered, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus. Written or oral requests for such copies should be directed to:

GlyEco, Inc.
4802 East Ray Road, Suite 23-196
Phoenix, AZ 85044
(866) 960-1539
Attention: Alicia Williams Young
Secretary, Controller and VP of Internal Operations

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company's officers and directors are indemnified as provided by the Nevada Revised Statutes and the Company's bylaws.

Under the Nevada Revised Statutes (“NRS”), director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by NRS, a company's Articles of Incorporation, the Bylaws or by Agreement. The Articles of Incorporation do not specifically limit the directors' liability; however the Bylaws specify the extent and nature of any liability of directors, as detailed below. There are currently no agreements in effect, which would limit such liability. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that the Company will indemnify the directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with the directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

The Company's bylaws provide that the Company will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise.

The Company's bylaws provide that no advance shall be made by it to an officer of the company, except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Commission. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the Commission maintains at 100 F Street N.E. Washington, D.C. 20549.You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 100 F. Street, N.E., Washington, D.C. 20549.

You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-732-0330. The Commission also maintains a web site http://www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act to register with the SEC the shares of our Common Stock described in this Reoffer Prospectus. This Reoffer Prospectus is part of that Registration Statement and provides you with a general description of the shares being registered, but does not include all of the information you can find in the Registration Statement or the exhibits. You should refer to the Registration Statement and its exhibits for more information about us and the Shares being registered.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company are incorporated herein by reference:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No.: 000-30396) filed with the Commission on April 16, 2012;
2.	Current Report on Form 8-K (File No.: 000-30396) filed by the Company with the Commission on January 10, 2012;
3.	Current Report on Form 8-K/A(File No.: 000-30396) filed by the Company with the Commission on January 10, 2012;
4.	Current Report on Form 8-K (File No.: 000-30396) filed by the Company with the Commission on January 10, 2012;
5.	Current Report on Form 8-K/A (File No.: 000-30396) filed by the Company with the Commission on January 18, 2012;
6.	Current Report on Form 8-K/A (File No.: 000-30396) filed by the Company with the Commission on February 9, 2012;
7.	Definitive Information Statement on Schedule 14C (File No.: 000-30396) filed by the Commission on March 16, 2012;
8.	Current Report on Form 8-K/A (File No.: 000-30396) filed by the Company with the Commission on March 16, 2012;
9.	Current Report on Form 8-K (File No.: 000-30396) filed by the Company with the Commission on March 22, 2012;
10.	Current Report on Form 8-K (File No.: 000-30396) filed by the Company with the Commission on March 27, 2012;
11.	Current Report on Form 8-K (File No.: 000-30396) filed by the Company with the Commission on March 28, 2012;

12.	Current Report on Form 8-K/A (File No.: 000-30396) filed by the Company with the Commission on April 2, 2012;
13.	Current Report on Form 8-K (File No.: 000-30396) filed by the Company with the Commission on April 5, 2012;
14.	Current Report on Form 8-K (File No.: 000-30396) filed by the Company with the Commission on April 16, 2012;
15.
A description of the Company’s Common Stock contained in Form 10 filed with the Commission on November 23, 1999, and as updated by Form 8-K (File No.: 000-30396) filed by the Company on November 28, 2012 and subsequently amended on January 18, 2012 and February 9, 2012; and

16.
All other documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable. The Company’s Common Stock is registered under Section 12(g) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

The legality of the shares of Common Stock being registered pursuant to this Registration Statement will be passed upon for the Company by The Sourlis Law Firm located in Red Bank, NJ.  Members of The Sourlis Law Firm own an aggregate of 310,000 shares of Common Stock of the Company. They did not, however, receive any of such shares in connection with this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 78.502 of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believe to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to actions or suits by or in the right of the corporation, Section 78.7502 of the NRS provides that a corporation may indemnify those serving in the capacities mentioned above against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred in connection with the defense or settlement of the action or suit, provided that such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the NRS provides that the articles of incorporation, the by-laws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending an action, suit or proceeding must be paid by the corporation in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. Section 78.751 further provides that indemnification and advancement of expense provisions contained in the NRS shall not be deemed exclusive of any rights to which a director, officer, employee or agent may be entitled, whether contained in the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, provided, however, that no indemnification may be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

The Company's Articles of Incorporation and Bylaw limit the liability of its directors and officers to the fullest extent permitted by Nevada law. This is intended to allow the Company's directors and officers the benefit of Nevada law which provides that directors and officers of Nevada corporations may be relieved of liabilities for damages for breach of their fiduciary duties as directors and officers, except under certain circumstances, including (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the willful or grossly negligent payment of unlawful distributions. The Company's articles of incorporation and by-laws also permit the Company to advance expenses to its directors and officers to the fullest extent permitted by Nevada law upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that they are not entitled to indemnification by the Company.

Pursuant to the Articles of Incorporation and Bylaws of the Company, the Company has the authority to indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, the Company must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to the Company’s directors, officers and controlling persons pursuant to the provisions above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by one of the Company’s directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the Company’s directors, officers, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and it will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.:	Description
4.1(1)	2007 Third Amended and Restated Stock Incentive Plan
5.1	Opinion of The Sourlis Law Firm
23.1	Consent of Jorgensen & Co.
23.2	Consent of The Sourlis Law Firm (included in Exhibit 5.1)
24.1	Power of Attorney (included in the Signature Page)

(1) Filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the Commission on April 16, 2012 and incorporated by reference herein.

Item 9. Undertakings

(a)            The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 30th day of April 2012.

GLYECO, INC.

By	/s/ John Lorenz
John Lorenz President, Chief Executive Officer and Chairman (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Lorenz as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ John Lorenz John Lorenz	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	April 30, 2012
/s/ Kevin J. Conner Kevin J. Conner	Chief Financial Officer (Principal Financial and Accounting Officer)	April 30, 2012
James Flach	Director
/s/ Michael Jaap Michael Jaap	Director	April 30, 2012
/s/ William Miller William Miller	Director	April 30, 2012